EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT:	SAFLINK PRESS CONTACT:
SAFLINK Corporation	Sterling Communications
Thomas Doggett, Marketing & Comm. Mgr.	Kate Andrejack
(800) 762-9595	(253)-853-5030
tdoggett@saflink.com	kandrejack@sterlingpr.com

SAFLINK INVESTOR CONTACT:

MKR Group, LLC

Charles Messman or Todd Kehrli

(626) 395-9500

SAFLINK® REPORTS FIRST QUARTER FINANCIAL RESULTS

Revenue for the Quarter Up 64% Sequentially and 34% Year-Over-Year

BELLEVUE, WA – (May 13, 2004) – SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer, and integrator of biometric security solutions, today reported its financial results for the first quarter of 2004.

Revenue for the first quarter of 2004 was $802,000, up 64% when compared to the $488,000 reported in the fourth quarter of 2003, and up 34% when compared to the $597,000 reported in the first quarter of 2003. The Company reported a net loss of $2.0 million, or $0.07 per share, in the first quarter of 2004, compared to a net loss reported in the fourth quarter of 2003 of $2.9 million, or $0.11 per share, and a net loss of $2.0 million, or $0.09 per share, in the first quarter of 2003. The first quarter 2004 net loss included a gain of approximately $1.0 million related to the change in fair value of outstanding warrants issued in connection with our February 2004 PIPE financing. Each reporting period, the Company is required to reassess the fair value of these outstanding warrants, which are classified as liabilities.

Glenn Argenbright, President and CEO of SAFLINK commented, “I was pleased to see that we were able to hit the ground running with our new physical access biometric technology acquired from Biometric Solutions Group (BSG) and Information Systems Support (ISS) at the end of 2003. The acquisition of this technology allowed us to win some key contracts in the first quarter, including previously announced contracts with the Department of Defense and the Environmental Protection Agency, and contributed to just over one third of our revenue during the period. It also brought us into some very large opportunities in both the commercial and government sectors, which we simply could not pursue prior to the acquisition.”

Argenbright continued, “We also made an even more significant strategic move when we signed a definitive merger agreement with SSP-Litronic, a company that we believe offers the most comprehensive and secure operating system for smart cards on the market. We believe this step, along with our acquisition of the physical access technology from BSG and ISS, will allow us to provide one of the most comprehensive security solution suites on the market – encompassing logical and physical biometrics, smart cards and PKI. We believe that this has positioned us to pursue an even greater portion of the largest smart card plus biometric initiatives in both the government and commercial sectors, such as the Transportation Security Administration’s TWIC and Registered Traveler programs and the Homeland Security’s US VISIT program – all three of which are expected to announce awards in the next couple months.”

The Company will hold a conference call to discuss financial results today at 5:00 PM EDT. The Company may provide forward-looking information on this call. To listen to the conference, please call 1-888-335-6540. A recording of the call will be available on the Investors page of the Company’s web site for ten business days after the call.

About SAFLINK

SAFLINK Corporation offers software solutions that protect intellectual property, secure information assets, and eliminate passwords. SAFLINK’s software provides Identity Assurance Management™, allowing administrators to verify the identity of users and control their access to: computer networks; physical facilities; applications; manufacturing process control systems; and time and attendance systems. For more information, please see www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK,” “SAFsolution,” and “The Power of Biometric Authentication” are registered trademarks of SAFLINK Corporation. “Protecting your enterprise through secure authentication” is a trademark of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to complete new sales contracts entered into this quarter, its ability to convert any backlog or potential sales opportunities into definitive agreements and revenue-producing relationships, the possibility that the announced merger with SSP-Litronic may not close, the failure of the combined company to retain key employees, the failure of the combined company to manage the cost of integrating the businesses and assets of SSP-Litronic, the combined company’s ability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, SAFLINK’s ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

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SAFLINK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2004	2003
Revenue:
Product	$464	$270
Service	338	327

Total revenue	802	597

Cost of revenue:
Product	342	55
Service	173	84
Amortization of intangibles	47	—

Total cost of revenue	562	139

Gross profit	240	458

Operating expenses:
Product development	855	481
Sales and marketing	1,397	1,003
General and administrative	1,010	996

Total operating expenses	3,262	2,480

Operating loss	(3,022)	(2,022)

Interest expense	(1)	—
Other income, net	15	10
Change in fair value of outstanding warrants	1,034	—

Loss before income taxes	(1,974)	(2,012)

Income tax provision	13	—

Net loss	$(1,987)	$(2,012)

Basic and diluted net loss per common share:	$(0.07)	$(0.09)

Weighted average number of common shares outstanding	29,370	21,874

SAFLINK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$12,400	$7,099
Accounts receivable, net	778	610
Inventory	256	295
Other current assets	691	454

Total current assets	14,125	8,458

Furniture and equipment, net	616	622
Other long-term assets	884	—
Intangible assets, net	1,549	1,610
Goodwill	2,158	2,158

	$19,332	$12,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$473	$547
Accrued expenses	1,851	1,087
Deferred revenue	221	113

Total current liabilities	2,545	1,747

Long-term liability – warrants	3,035	—
Deferred tax liability	13	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	313	281
Deferred stock-based compensation	(27)	—
Additional paid-in capital	111,425	106,805
Accumulated deficit	(97,972)	(95,985)

Total stockholders’ equity	13,739	11,101

	$19,332	$12,848